Exhibit 10.7

JAPAN - U.S. CABLE NETWORK

CONSTRUCTION AND MAINTENANCE

AGREEMENT

TABLE OF CONTENTS

PARAGRAPH

1.	Definitions and Interpretations

2.	Cable Network Configuration

3.	Provision, Construction and Ownership of Segments

4.	Procurement Group

5.	Supply of Segment S

6.	Obligation to Provide Transiting Facilities to Extend Japan - U.S. CN Capacity

7.	Obligation to Connect the Japan - U.S. CN with Inland Systems

8.	Establishment of the Japan - U.S. CN Management Committee

9.	Definition of Network Capital Costs

10.	Definition of Network Operation and Maintenance Costs

11.	Allocation and Billing of Network Costs

12.	Acquisition and Use of Capacity

13.	Expansion of Equipped Capacity

14.	Upgrade of Equipped Capacity

15.	Duties and Rights as to Operation and Maintenance of Segments

16.	Keeping and Inspection of Books for Segments S and T

17.	Use of Segment T

18.	Commercial Integration with Another Cable System

19.	Currency and Place of Payment

20.	Duration of Agreement and Realization of Assets

21.	Obtaining of Licenses

22.	Privileges for Documents or Communications

23.	Relationship of Parties

24.	Assignment of Rights and Default

25.	Waiver

26.	Compliance with Law

27.	Governing Law

28.	Ratification of Prior Decisions and Actions

29.	Resolution of Disputes

30.	Supplements and Amendments to this Agreement

31.	Execution of Agreement

32.	Successors Bound

33.	Confidentiality

34.	Settlement of Claims By Parties

35.	Force Majeure

36.	Severability

37.	Entire Agreement

Testimonium

SCHEDULES

Schedule A	Parties to the Agreement

Schedule B	Investment Shares and Allocation of Network Capital Costs

Schedule C	Capacity Allocation, Ownership Interests in Segment S and Voting Interests

Schedule D	Network IRU Sales

Schedule E	Allocation of Network Operation and Maintenance Costs

Schedule F	Schedule of Co-Chairmen or Responsible Parties for the Procurement Group, AR&RSC, O&MSC, F&ASC, CASC, Network Administrator and CBP

ANNEXES

Annex 1	Terms of Reference for the Procurement Group

Annex 2	Terms of Reference for the Assignments, Routing and Restoration Subcommittee; Operations and Maintenance Subcommittee; Financial & Administrative Subcommittee and Commercial Activities Subcommittee

Annex 3	Terms of Reference for the Network Administrator

Annex 4	Terms of Reference for the Central Billing Party

Annex 5	Configuration of the Japan - U.S. CN

JAPAN - U.S. CABLE NETWORK
CONSTRUCTION & MAINTENANCE AGREEMENT

THIS AGREEMENT, made and entered into this 31st day of July 1998, between and among the Parties signatory hereto (hereinafter collectively called “Parties” and individually called “Party”), which Parties are identified in Schedule A.

WITNESSETH:

WHEREAS, digital telecommunications services are being provided among the U.S. Mainland, Hawaii, Japan and the Pacific Ocean Region by means of fiber optic submarine cable and satellite facilities; and

WHEREAS, other digital light-wave submarine cable systems, presently in service in the Pacific Ocean Region, have facilitated a rapid growth of new telecommunications requirements designed to take advantage of reliable, secure and economically priced services based on state of the art and available digital technology; and

WHEREAS, it is now apparent that this rapid growth in traffic demand and the interconnection of the Japan - U.S. Cable Network with other digital light-wave submarine cable systems in the Pacific Ocean Region, such as APCN, FLAG and SEA-ME-WE-3, will lead to greater demand for facilities among the U.S. Mainland, Hawaii, Japan and points beyond and necessitates the construction of additional transpacific fiber optic submarine cable facilities linking such points (hereinafter referred to as the “Japan - U.S. CN” or the “Network”); and

WHEREAS, the reliability of telecommunications services and its usefulness to customers requires the availability of the appropriate facilities and technology, including the Japan - U.S. CN for diverse routing and instantaneous restoration of services; and

WHEREAS, AT&T, BT, C&W, GST, GTE, JT, KDD, LEVEL 3, MCII, NTTWN, PGE, QWEST, SBCI, SPRINT and WORLDCOM (the “MOU Parties”) signed a Memorandum of Understanding to plan the Japan - U.S. Cable Network effective from 21st April 1998 (hereinafter referred to as the “MOU”) to permit activities, as defined in the MOU; and

WHEREAS, the MOU Parties signed the First Amendment to the MOU effective from 21st April 1998; and

WHEREAS, the MOU Parties signed the Second Amendment to the MOU effective from 1st May, 1998; and

WHEREAS, the MOU Parties and PSINet signed a First Supplement to the MOU effective from 15th June 1998, to admit PSINet as an additional Party to the MOU; and

WHEREAS, the MOU, the First Amendment, the Second Amendment and the First Supplement are hereinafter collectively called the “MOU”; and

WHEREAS, the MOU states that it shall continue in force until the signing, by the Parties, of the Japan - U.S. Cable Network Construction and Maintenance Agreement; and

WHEREAS, the Parties now desire to construct the Network as a fully integrated transpacific network comprised of nine (9) mutually restorable fiber optic cable segments; and

WHEREAS, the Parties now desire to define the terms and conditions upon which the Network will be provided, constructed, operated and maintained;

NOW, THEREFORE, the Patties hereto, in consideration of the mutual covenants herein expressed, covenant and agree with each other as follows:

1.             DEFINITIONS AND INTERPRETATIONS

1.1           The following definitions and interpretations shall apply to certain terms used in this Agreement:

(a)           Affiliate:  A company is the Affiliate of another company if either company owns, directly or indirectly, at least 10% (or the highest percentage allowed by local law, if lower) of the other’s issued share capital, or at least 10% (or the highest percentage allowed by local law, if lower) of each company’s issued share capital is owned ultimately by the same third company.

(b)           Basic System Payload Module:  A Basic System Payload Module of the Network shall consist of a complete digital loop of 155,520,000 bits per second digital line section in each direction with an interface in accordance with ITU-T Recommendations G.707 “Network Node Interface for the Synchronous Digital Hierarchy” Issue 1996 (STM–1).

(c)           Branching Unit (BU):  equipment that permits interconnection between 3 cable Subsegments and provides the optical fiber and power conductor between 3 cable Subsegments.

(d)           Cable Landing Point:  Cable Landing Point shall be the beach joint or the mean low watermark of ordinary spring tides if there is no beach joint.

(e)           Capacity Types:  Capacity shall be categorized as follows:

Allocated Capacity	-	capacity allocated in the Network to a Party in return for its financial investment.

Design Capacity	-	the maximum capacity that the Network is designed to provide which shall be no less than 640Gbit/s.

Equipped Capacity	-	the amount of capacity physically provided in the Network at any one time.

Initial Equipped Capacity	-	Initial Equipped Capacity of the Network shall be at least 80Gbit/s.

Interim Equipped Capacity	-	Interim Equipped Capacity of the Network shall be 400Gbit/s.

IRU Capacity	-	capacity acquired after execution of this Agreement shall be on an IRU basis from the Unsold Capacity.

Sellable Capacity	-	capacity available for sale on the Network as determined by the Management Committee.

Unsold Capacity	-	the difference in capacity between the Sellable Capacity and the Allocated Capacity.

(f)            Country:  The word Country as used in this Agreement shall mean a country, territory or place, as appropriate.

(g)           Final Acceptance Date:  The date of the issuance of a certificate of final acceptance pursuant to the terms and conditions set forth in the Supply Contract as defined in Paragraph 5 hereof.  The Final Acceptance Date shall be 31st August 2000, or such other date as may be agreed by the Management Committee.

(h)           Initial Parties:  The Initial Parties are AT&T, BT, C&W, JT, KDD, LEVEL 3, NTTWN, PGE, QWEST, SBCI, SPRINT and WORLDCOM.

(i)            IRU:  Indefeasible Right of Use which does not convey ownership and voting rights in the management of the Network.

(j)            International Telecommunications Entity (ITE):  Any entity authorized or permitted under the laws of its respective Country, or another Country in which it operates, to acquire and use international transmission facilities for the provision of international telecommunications services and which is in possession of any necessary operating license to enable it to do so.

(k)           Japan Carrier Party:  A Party, or its Affiliate or Subsidiary, who has a facility based license to provide international telecommunication services from Japan.

(1)           Minimum Investment Unit:  a unit designated as the minimum unit of investment in the Japan - U.S. CN, allowing the use of one (1) Basic System Payload Module (whole STM-l ring).  The Minimum Investment Unit is hereinafter termed as a “MIU”.

(m)          Network Interface:  the nominal STM-l digital/optical input/output ports, and/or STM-4, STM-16 and STM-64 on the digital/optical distribution frame (including the digital/optical distribution frame itself) where the Basic System Payload Module connects/aggregates with other transmission facilities or equipment.

(n)           Network RFS Date:  The daze on which commercial service can be placed on the entire Network.  For the purposes of this Agreement the Network RFS Date shall be 30th June 2000, or such other date as may be agreed by the Management Committee.

(o)           Network RFPA Date:  The date on which the entire Wet Segment of the Network is provisionally accepted by the Procurement Group on behalf of the Parties.  The Network RFPA Date shall be 31st May 2000, or such other date as may be agreed by the Management Committee.

(p)           Provisional Acceptance:  The issuance of a certificate of Provisional Acceptance shall be that of Segment S pursuant to the terms and conditions set forth in the Supply Contract.

(q)           RFPA Date:  The date on which Subsegments S1, S2, S3, S4 and S5 of the Network are provisionally accepted by the Procurement Group on behalf of the Parties.  The RFPA Date shall be 15th March 2000, or such other date as may be agreed by the Management Committee.

(r)            RFS Date:  The date on which commercial service can be placed on Subsegments S1, S2, S3, S4, S5, and Subsegments TI, T2, T3, T4 and T5 of the Network.  The RFS Date shall be 15th May 2000, or such other date as may be agreed by the Management Committee.

(s)           Subsidiary:  A company having at least the majority of its issued share capital owned legally or beneficially, directly or indirectly by its parent company.

(t)            Supply Contract:  Supply Contract refers to the contract(s) to be placed with the supplier(s) pursuant to Subparagraph 5.1.

(u)           Terminal Parties:  the Terminal Parties are AT&T, GTEHTI, JT, KDD, NTTWN and WORLDCOM.

(v)           United States Carrier Party:  A Party, or its Affiliate or Subsidiary, who has a facility based license case to provide international telecommunication services from the United States.

(w)          Wet Segment:  for the purposes of this Agreement, Subsegments S1, S2, S3, S4, S5, S6, S7, S8 and S9 as defined below are collectively called the Wet Segment.

1.2           Schedules and Annexes

The Schedules and Annexes to this Agreement, and any written amendments thereto or any Schedules or Annexes substituted therefore, shall form part of this Agreement, and any Paragraph which contains a reference to a Schedule or Annex shall be read as if the

Schedule or Annex was set out at length in the body of the Paragraph itself.  In the event that there is any conflict between the terms and conditions of this Agreement and the Schedules and Annexes to this Agreement, the terms and conditions of this Agreement shall prevail.

1.3           Paragraph headings

The headings of the paragraphs do not form part of this Agreement and shall not have any effect on the interpretation thereof.

1.4           Interpretation

Where the sense requires, words denoting the singular only shall also include the plural and vice versa.  References to persons shall include firms and companies and vice versa.  Reference to the male shall include the female.

2.             CABLE NETWORK CONFIGURATION

2.1           The configuration of the Network shall be as shown in Annex 5, which shall be regarded as consisting of a terrestrial section (hereinafter called “Segment T”) and a submarine section (herein called “Segment S” or the “Wet Segment”)

2.2           Segment T shall be regarded as comprising of the following Subsegments:

Subsegment T1:  A cable station at San Luis Obispo, California, U.S.A.

Subsegment T2:  A cable station at Kahe Point, Hawaii, U.S.A.

Subsegment T3:  A cable station at Shima, Japan

Subsegment T4:  A cable station at Maruyama, Japan

Subsegment T5:  A cable station at Kitaibaraki, Japan

Subsegment T6:  A cable station at Point Arena, California, U.S.A.

2.3           Subsegments T1, T2, T3, T4, T5 and T6 shall each consist of:

(i)            an appropriate share of land and buildings at the specified locations for the cable landing, cable stations and for the cable route including cable rights-of-way and ducts or conduits between the cable station and its respective Cable Landing Point, and an appropriate share of common services and equipment at each of those locations, or a remote location which is solely associated with as necessary for the Japan - U.S. CN but not part of the Wet Segment; and

(ii)           interface equipment in each of the cable stations associated solely and directly with the Network, to operate and interface at the STM-1, STM-4, STM-16 and STM-64 operating points associated solely with the Network.  Any non-Terminal

Party shall be permitted direct access to the Segment T interfaces described above associated with the Party’s Allocated Capacity.

(iii)          An appropriate share of the test equipment (not solely associated with the Network).

2.4           Segment S shall be regarded as comprising of the following Subsegments:

Subsegment S1:    The whole of the submarine cable containing four (4) optical fiber pairs provided between and including the Network Interface at the cable station at San Luis Obispo; and the Network Interface at the cable station at Kahe Point.

Subsegment S2:    The whole of the submarine cable containing four (4) optical fiber pairs provided between and including the Network Interface at the cable station at Kahe Point; and the Network Interface at the cable station at Shima.

Subsegment S3:    The whole of the submarine cable containing four (4) optical fiber pairs, provided between and including the Network Interface at the cable station at Shima and BU1.

Subsegment S4:    The whole of the submarine cable containing two (2) optical fiber pairs provided between and including the Network Interface at the cable station at Maruyama; and BU1.

Subsegment S5:    The whole of the submarine cable containing two (2) optical fiber pairs provided between BU1 and the Network Interface at the cable station at Kitaibaraki.

Subsegment S6:    The whole of the submarine cable containing two (2) optical fiber pairs provided between the Network Interface at the cable station at Maruyama and BU2.

Subsegment S7:    The whole of the submarine cable containing two (2) optical fiber pairs provided between and including the Network Interface at the cable station at Kitaibaraki; and BU2.

Subsegment S8:    The whole of the submarine cable containing four (4) optical fiber pairs provided between and including BU2; and the Network Interface at the cable station at Point Arena.

Subsegment S9:    The whole of the submarine cable containing four (4) optical fiber pairs provide between and including the Network Interface at the cable station at Point Arena; and the Network Interface at the cable station at San Luis Obispo.

2.5           Subsegments S1, S2, S3, S4, S5, S6, S7, S8 and S9 shall include:

(i)            all transmission, power feeding, system management, Network Protection Equipment and test equipment directly associated with, and required to operate and maintain the submersible plant located in the respective cable stations;

(ii)           the power equipment provided wholly for use with the equipment listed in (i) above;

(iii)          the transmission cable equipped with appropriate optical amplifiers and, Branching Units and joint housings between the applicable cable stations;

(iv)          the sea earth cable and electrode system and/or the land earth system, or an appropriate share thereof, associated with the terminal power feeding equipment in the respective cable stations;

(v)           terminal equipment, including STM-1, STM-4, STM-16 and STM-64 levels, in each of the cable stations;

(vi)          the Network Interface; and

(vii)         A Network Operation Center (NOC) equipment which may or may not be located at one of the cable stations.

2.6           In this Agreement, references to any Segment or Subsegment, however expressed, shall be deemed to include, unless the context otherwise requires, additional property incorporated therein by agreement of the Management Committee.  Each Segment shall be regarded as including its related spare and standby units and components, including, but not limited to, optical amplifiers, branching units, cable lengths, and terminal equipment.

3.             PROVISION, CONSTRUCTION AND OWNERSHIP OF SEGMENTS

3.1           The following Parties shall own, provide and agree to act as the Terminal Parties for the following Segments;

SUBSEGMENT	TERMINATED PARTY
T1	WORLDCOM
T2	GTE HTI
T3	KDD
T4	JT
T5	NTTWN
T6	AT&T

3.2           Subsegments T1, T2, T3, T4, T5 and T6 of the Network shall be engineered, provided and installed, or caused to be engineered, provided and installed, in accordance with the terms set forth in this Paragraph 3.

3.3           The Terminal Parties shall each make available to the other Parties hereto reasonable information requested by the Parties relating to the provision, construction, or installation of their respective Subsegment of Segment T.

3.4           Subsegments T1, T2, T3, T4 and T5 shall be provided in sufficient time to permit Subsegments S1, S2, S3, S4, S5, S6 and S7 to be placed into operation by the RFS Date and Subsegment T6 shall be provided in sufficient time to permit the entire Network to be placed into operation by the Network RFS Date.

3.5           Subsegments S1, S2, S6, S7, S8 and S9 of the Network shall be owned by the Parties in common and undivided shares, in the proportions set forth in Schedule C.

3.6           Subsegments S3, S4 and S5 shall be owned individually by KDD, JT and NTTWN respectively.

3.7           KDD, JT and NTTWN hereby grant the Parties, for the duration of this Agreement, IRU interests in Subsegments S3, S4 and S5 respectively (including any additions to these Subsegments in which they have no ownership interest) at no additional charge beyond the Network Capital Costs and Network O&M Costs as defined in Paragraphs 9 and 10 respectively.

3.8           This Paragraph 3 in no way diminishes or affects any rights or obligations provided for in this Agreement.

3.9           Notwithstanding Subparagraph 3.7 of this Agreement, a Party thereby granted an IRU interest in Subsegment S3, S4 and S5 may, prior to the commencement of that IRU interest, elect to renounce its IRU interest entitlement and to instead have use of Subsegments S3, S4 and S5 for the duration of this Agreement on such terms and conditions as are agreed upon between that Party and the owners of these Subsegments respectively, and in such event the provisions of Subparagraph 3.7 shall apply in relation to such use except insofar as they may be modified by such agreements.  This Subparagraph 3.9 shall not operate to confer on a Party any financial or other benefit of substance to which the Party would not otherwise be entitled under this Agreement.

4.             PROCUREMENT GROUP

4.1           A Procurement Group shall be formed, consisting of representatives from each of the Initial Parties.  The Procurement Group shall act on behalf of the Parties to this Agreement for the purpose of arranging for the construction, implementation and installation of the Wet Segment of the Network and in conjunction with the Management Committee as set forth in this Paragraph 4, be responsible for all actions as may be required to contract with the supplier(s) to provide the Wet Segment of the Network.

4.2           The Co-Chairmen of the Procurement Group are identified in Schedule F.  The Co-Chairmen of the Procurement Group shall act as its coordinators and spokesmen and shall from time to time, report to the Management Committee in respect of all the activities of the Procurement Group in accordance with the requirements of the Management Committee.

4.3           The Terms of Reference for the Procurement Group are as set forth in Annex I of this Agreement.

4.4           The Procurement Group shall assume the responsibilities and continue the activities of the Interim Procurement Group established under the MOU in respect of the Interim Procurement Group’s work related to the Network and shall undertake the ongoing tasks of coordinating and managing the overall project during the engineering, provision and construction of the Network.

4.5           In the event that any Subsegment of the Network fails to meet the specifications referred to in the Supply Contract for its provision, fails to provide the specified capacity, or is not engineered, provided, installed and ready in sufficient time to meet the RFPA Date and Network RFPA Date on or before the dates specified in the Supply Contract or, if the supplier(s) are otherwise in material breach of the Supply Contract, the Procurement Group, on behalf of the Parties to this Agreement, shall pursuant to this Paragraph 4 and in accordance with the Supply Contract, take such action as may be necessary to exercise the rights and remedies under the terms and conditions of the Supply Contract.  Such actions by the Procurement Group shall be subject to any direction deemed necessary by the Management Committee.

4.6           All decisions and recommendations to the Management Committee made by the Procurement Group in accordance with this Agreement shall be subject, in the first place, to consultation among its members who shall make every effort to reach agreement with respect to matters to be decided.  However, in the event agreement cannot be reached, the decision and/or recommendation shall be made on the basis of a vote of simple majority of the total voting interests as specified in Schedule C unless otherwise decided by the Management Committee.  A member of the Procurement Group representing more than one Initial Party shall separately cast the votes to which each Initial Party he represents is entitled.

4.7           No decisions of the Procurement Group shall override any provisions of this Agreement or decisions of the Management Committee or in any way diminish the rights or prejudice the interests granted to any Party under this Agreement.

4.8           The Procurement Group, including the Co-Chairmen, shall continue to function until the Final Acceptance Date or until such time as otherwise determined by the Management Committee.

5.             SUPPLY OF SEGMENT S

5.1           The supply of Segment S shall be through the Supply Contract to be placed by the Procurement Group with the supplier(s) as directed by the Management Committee

5.2           Each of the Parties hereto shall be entitled on request, to receive a copy of the Supply Contract subject to the acceptance by each such Party of any reasonable conditions of confidentiality imposed by the Supply Contract.

6.             OBLIGATION TO PROVIDE TRANSITING FACILITIES TO EXTEND JAPAN - U.S. CN CAPACITY

6.1           The Terminal Parties shall use all reasonable efforts to provide and maintain or cause to be provided and maintained in working order for the duration of this Agreement, the necessary digital transit facilities within their respective countries as may be reasonably required for extending capacity in the Network.  Any other Party to this Agreement may at their option provide such facilities.

6.2           The facilities provided pursuant to Subparagraph 6.1 shall be suitable for extending capacity in the Network of all payload types as defined in Subparagraph 6.3 and shall be furnished and maintained on terms and conditions which shall be no less favorable than those granted to another ITE for transmission facilities of similar type and quantity transiting the location involved.  Such terms and conditions shall not be inconsistent with applicable governmental regulations in the locations in which the facilities are located.

6.3           Where required the Terminal Parties shall support payloads of STM-l (155.52 Mbps), STM-4 (622.08 Mbps), STM-16 (2488.32 Mbps) and STM-64 (9953.28 Mbps) in accordance with ITU-T Recommendations G.707.

7.             OBLIGATION TO CONNECT THE JAPAN - U.S. CN WITH INLAND SYSTEMS

7.1           Except where prohibited by the laws of the Party’s country, each of the Parties to this Agreement, at its own expense, on or before the RFS Date, shall do or cause to be done, all such acts and things as may be necessary within its operating country to provide suitable connection of the Network with its appropriate inland communication systems in its operating country.

7.2           Upon request, AT&T, GTE HTI and WORLDCOM shall provide to any United States Carrier Party hereto suitable space and connection with the Network at the cable stations at Point Arena, Kahe Point and San Luis Obispo, respectively, for operating and technical control purposes relating to capacity allocated, or to be allocated, to them in the Network. AT&T, GTE HTI and WORLDCOM may provide such space in a building separate from its cable stations but adjacent to its cable stations and located on the land which forms part of Subsegments T6, T2, and T1, respectively.  Such United States Carrier Party shall have the right to provide their own personnel and equipment in such space.  Such United States Carrier Party shall reimburse AT&T, GTE HTI and WORLDCOM for the reasonable costs incurred by AT&T, GTE HTI and WORLDCOM in providing such space and connection pursuant to this Subparagraph 7.2, including, but not limited to, the costs of any additional building that may be reasonably required.

7.3           Upon request, JT, KDD and NTTWN shall provide to any Japan Carrier Party hereto suitable space, if available, and connection with the Network at the cable stations at Maruyama, Shima and Kitaibaraki, respectively, for operating and technical control purposes relating to capacity allocated, or to be allocated, to them in the Network.  Such Japan Carrier Party shall have the right to provide their own personnel and equipment in such space under the respective terms and conditions agreed between such Japan Carrier

Party and the respective Terminal Party.  Such Japan Carrier Party shall reimburse JT, KDD and NTTWN for the reasonable costs incurred by JT, KDD and NTTWN in providing such space and connection pursuant to this Subparagraph 7.3.

8.             ESTABLISHMENT OF THE JAPAN - U.S. CN MANAGEMENT COMMITTEE

8.1           The Parties shall form a Japan - U.S. CN Management Committee (hereinafter referred to as the “Management Committee”), for the purpose of directing the progress of engineering, provision, installation, bringing into service and continued operation of the Network, consisting of one representative of each of the Parties to this Agreement.  The Management Committee shall make all major decisions necessary to effectuate the purposes of this Agreement.

8.2           Two or more Parties may designate the same Party to serve as their representative at specific meetings of the Management Committee and/or its Subcommittees established pursuant to Subparagraph 8.7 of this Agreement.

83            Meetings of the Management Committee shall be considered to have a quorum if the sum of the votes of the Parties in attendance hold or represent, is equal to at least two-thirds (66.67%) of the total voting interests, as specified in Schedule C.

8.4           Unless otherwise decided by the Management Committee, each of the Initial Parties shall, on a rotational basis, provide the Co-Chairmen of the Management Committee which shall meet on the call of a Co-Chairman, or whenever requested by a member of the Management Committee.  Rotational Co-Chair authority will be transferred at beginning of the Management Committee meeting.  The Co-Chairman shall give at least thirty (30) days advance notice of each meeting, together with a copy of the draft agenda.  In cases of emergency, such notice period may be reduced where at least seventy-five percent (75%) of the total voting interests, as specified in Schedule C, are in agreement to reduce this interval.  Documents for the meeting should be made available to members at least fourteen (14) days before the meeting, but the Management Committee may agree to discuss papers distributed on less than fourteen (14) days notice provided written notice of such papers is given to all Parties.

8.5           The Management Committee shall make every reasonable effort to reach agreement with respect to matters to be decided.  However, in the event agreement cannot be reached, except as otherwise provided for in this Agreement, the decision will be carried on the basis of a simple majority vote determined by the total voting interests cast.  The voting interests of the members of the Management Committee shall be as specified in Schedule C.  A member of the Management Committee representing more than one Party shall separately cast the votes to which each Party he represents is entitled.

8.6           Any Management Committee Member not represented at a Management Committee meeting, but entitled to vote, may vote on any matter on the agenda of such meeting by either appointing a proxy in writing, or giving notice of such vote to a Co-Chairman prior to the submission of such matters for vote at such meetings.

8.7           To aid the Management Committee in the performance of its duties, the following Subcommittees shall be formed, and said Subcommittees, under the direction of the Management Committee, shall be responsible for their respective areas of interest listed in Annex 2 and any other areas of interest designated by the Management Committee:

(a)           Commercial Activities Subcommittee (hereinafter called the “CASC”)

(b)           Assignments, Routing and Restoration Subcommittee (hereinafter called the “AR&RSC”)

(c)           Operations and Maintenance Subcommittee (hereinafter called the “O&MSC”)

(d)           Financial and Administrative Subcommittee (hereinafter called the “F&ASC”)

8.8           No decisions of the Management Committee, its Subcommittees or any other groups established by the Management Committee that override any provisions of this Agreement or in any way diminish the rights or prejudice the interests granted to any Party under this Agreement.

8.9           The Management Committee may establish other Subcommittees or working groups as it shall determine within its discretion to provide assistance in the performance of its responsibilities.  Subcommittees shall meet at least once a year after the date of this Agreement and more frequently if necessary, until three (3) years following the Network RFS Date and thereafter as may be appropriate.  Meetings of a Subcommittee may be called to consider specific matters at the discretion of its Chairman or whenever requested by one or more Parties representing at least a simple majority of the total voting interests specified in Schedule C.

8.10         The respective Chairman of each Subcommittee, or a designated representative of each Subcommittee, shall attend the Management Committee meetings and meetings of each of the other Subcommittees in an advisory capacity as necessary.  On or about three (3) years after the Network RFS Date, the Management Committee shall determine whether any of its Subcommittees should remain in existence.  Except as provided for in Subparagraph 8.7 of this Agreement, if the Management Committee determines that one or more of its Subcommittees are not required to remain in existence, the responsibilities assigned to a Subcommittee whose existence has been terminated under this subparagraph 8.10 shall be assumed by the Management Committee.

8.11         The Network Administrator shall be appointed, by the Management Committee, from among the Terminal Parties, as identified in Schedule F.  The Terms of Reference for the Network Administrator are as set forth in Annex 3 of this Agreement.  The Network Administrator shall also assume the responsibilities of the AR&RSC upon termination of that Subcommittee by the Management Committee.

9.             DEFINITION OF NETWORK CAPITAL COSTS

9.1           The Network capital costs (herein referred to as the “Network Capital Costs”) are the costs incurred in connection with the engineering, provision, construction and installation of Segment S and Segment T, or causing them to be engineered, provided, constructed and installed and shall include:

(a)           appropriate costs, including appropriate finance charges, incurred under the MOU in respect of specific activities such as desk top surveys, marine surveys and meeting expenses that are reasonably related to the construction of the Network;

(b)           those costs payable to the supplier(s) under the Supply Contract, both before and after the Network RFS Date, attributable to the Wet Segment;

(c)           those costs incurred by the Terminal Parties, including additions thereto, with respect to the provision of their respective cable stations, allocable to the Network.  Where the use of a cable station or of certain equipment situated therein, such as power supply or testing and maintenance equipment, is shared, by agreement of the Parties, by the Network and other communications systems terminating at that cable station, the capital costs of such shared cable station or equipment (not solely attributable to a particular communication system or systems) will be allocated among the systems involved in the proportions in which they use the shared equipment or facility.  For such purposes, the Management Committee shall approve the method or determining the portion of a shared cable station allocable to the Network Costs, as used in this Subparagraph 9.1(c) with reference to the provision of each cable station (including land, access roads, cable rights-of-way, ducts, conduits and buildings at such station), or causing them to be provided and constructed, or to installing or causing to be installed cable station equipment, shall include all expenditures incurred which shall be fair and reasonable in amount and either to have been directly and reasonably incurred for the purpose of, or to be properly chargeable in respect of, such provision, construction, and installation, including, but not limited to, the purchase costs of land, building costs, amounts incurred for development, engineering, design, materials, manufacturing, procurement and inspection, installation, removing (with appropriate reduction for salvage), testing associated with installation, customs duties, taxes (except income tax imposed upon the net income of a Party), financial charges, supervision, billing activities, overheads and insurance or a reasonable allowance in lieu thereof.  Losses against which insurance was not provided, or for which an allowance in lieu thereof was not taken, shall constitute capital costs;

(d)           those costs directly incurred by the Initial Parties which shall be fair and reasonable in amount and not included in the Supply Contract and which have been directly and reasonably incurred solely for the purpose of, or to be properly chargeable in respect of, such engineering, provision, construction, installation and laying of the Wet Segment, including but not limited to, the costs of engineering, design, materials, manufacturing, procurement and inspection, installation, removing (with appropriate reduction for salvage), cable ship and other ship costs, burying, fisherman’s compensation including reasonable related expenses, testing associated with laying or installation, customs duties, taxes (except income tax imposed upon the net income of a Party), appropriate financial charges, supervision, billing activities, overheads and insurance of or a reasonable allowance in lieu of insurance if such Party elects to carry a risk itself, being a risk which is similar to one against which a supplier has insured or against which insurance is usual or recognized or would have been reasonable;

(e)           those fees charged by the Network Administrator, up to the Network RFS Date, in fulfilling its responsibilities as set forth in Annex 3;

(f)            those fees charged by the Central Billing Party, up to the Network RFS Date, in fulfilling its responsibilities as set forth in Annex 4;

(g)           those costs incurred, up to the Network RFS Date, by the custodians of the original, amendments and supplements to this Agreement, for distributing certified photocopies of this Agreement and/or amendments or supplements to the Parties to this Agreement;

(h)           those costs reasonably incurred (as approved by the Management Committee) by the Parties, up to the Network RFS Date, hereto in the holding of the meetings of the Procurement Group and the CASC established pursuant to Subparagraphs 4.1 and 8.7(a) respectively;

(i)            those costs reasonably incurred (as approved by the Management Committee) by the Parties, up to the Network RFS Date, hereto in the hosting of the meetings of the Management Committee and its Subcommittees established pursuant to Subparagraphs 8.7(b), 8.7(c), 8.7(d) and 8.9; and

(j)            the costs associated with any additional work or property incorporated into the Segment S or Segment T subsequent to the Network RFS Date by agreement of the Management Committee.

9.2           For purposes of this Agreement, the cost of the repair or replacement of any part of the Network in the event of damage or loss arising during construction, laying, burying, installing and the bringing into operation of the Network, which is attributable under the Supply Contract to the Parties, shall be regarded as properly chargeable to the supplier(s) as part of Supply Contract.

9.3           Any of the Parties may at its own expense insure against risks so far as its own share of such costs is concerned.  Should the Parties jointly agree to insure against risks, the costs of such insurance shall form part of the Network Capital Costs, as approved by the Management Committee.

10.          DEFINITION OF NETWORK OPERATION AND MAINTENANCE COSTS

10.1         The costs associated with the operation and maintenance duties (herein called the “Network O&M Costs”) are the costs reasonably incurred in the operation and maintenance of Segment S and Segment T, including, but not limited to:

(a)           the cost of meeting attendance, testing, adjustments, repairs and replacements, cable ships, (including standby costs), cable depots, maintenance and repair devices that are or may hereafter become available, customs duties, taxes, (except income tax imposed on the net income of a Party) paid in respect of such facilities, billing activities, financial charges attributable to other Parties, shares of costs incurred by a Maintenance Authority, supervision, overheads and costs and expenses reasonably incurred on account of claims made by or against other persons in respect of such facilities or any part thereof and damages or compensation payable by the Parties concerned on account of such claims;

(b)           those costs incurred by the Terminal Parties, including additions thereto, with respect to the operation and maintenance of their respective cable stations, allocable to the Network.  Where the use of a cable station or of certain equipment situated therein, such as power supply or testing and maintenance equipment, is shared, by agreement of the Parties, by the Network and other communications systems terminating at that cable station, the costs of operation and maintenance of such shared cable station or equipment (not solely attributable to a particular communication system or systems) will be allocated among the systems involved in the proportions in which they use the shared equipment or facility.  For such purposes, the Management Committee shall approve the method for determining the portion of a shared cable station allocable to the Network.  Costs as used in this Paragraph 10 with reference to each of the cable stations shall include costs reasonably incurred in operation and maintenance of the facilities involved, including, but not limited to, the cost of attendance, testing, adjustments, repairs and replacements, customs duties, taxes (except income tax imposed upon the net income of a Party) paid in respect of such facilities, billing activities, administrative costs, financial charges, and costs and expenses reasonably incurred on account of claims made by or against other persons in respect of such facilities or any part thereof and damages or compensation payable by the cable station owner on account of such claims;

(c)           those fees charged by the Network Administrator, after the Network RFS Date, in fulfilling its responsibilities as set forth in Annex 3;

(d)           those fees charged by the Central Billing Party, after the Network RFS Date, in fulfilling its responsibilities as set forth in Annex 4;

(e)           those costs incurred, after the Network RFS Date, by the custodians of the original, amendments and supplements to this Agreement, for distributing certified photocopies of this Agreement and/or amendments or supplements to the Parties to this Agreement;

(f)            those costs reasonably incurred (as approved by the Management Committee) by the Parties, after the Network RFS Date, hereto in the holding of the meetings of the Procurement Group;

(g)           those costs reasonably incurred (as approved by the Management Committee) by the Parties, after the Network RFS Date, hereto in the hosting of the meetings of the Management Committee, its Subcommittees established pursuant to Paragraph 8; and

(h)           Costs, expenses, damages, or compensation payable to the Parties on account of claims made against other persons shall be shared by the Parties in the same proportion as they share the Network O&M Costs under Paragraph 11 of this Agreement.

11.          ALLOCATION AND BILLING OF NETWORK COSTS

11.1         The Network Capital Costs as defined in Paragraph 9 shall be borne by the Parties in the proportions set forth in Schedule B.

11.2         The Network O&M Costs as defined in Paragraph 10 shall be borne by the Parties in the proportions set forth in Schedule E.

11.3         The Management Committee shall appoint a Central Billing Party (herein referred to as the “CBP”), as identified in Schedule F.  The Terms of Reference for the CBP are as set forth in Annex 4.

11.4         The Terminal Parties shall each render bills to the CBP for any Network O&M Costs incurred as outlined in Paragraph 10 not more frequently than quarterly in accordance with procedures to be established by the F&ASC and approved by the Management Committee.  The Party rendering a bill shall furnish such further details of such bill as the other Parties may reasonably require.  On the basis of such bills, the CBP shall pay such amounts as may be owed by the end of the calendar month in which the bill was rendered, provided the bill is received by the CBP by the tenth (10th) day of the month.

11.5         Starting from 31st March 1999, and not more frequently than every three (3) months thereafter, the Terminal Parties shall each render bills to the CBP for any Network Capital Costs incurred as outlined in Paragraph 9.  The Terminal Parties shall have rendered bills for all such Network Capital Costs by the Network RFS Date, or as soon after as practicable, but no later than sixty (60) days.  In the event a Terminal Party incurs additional capital costs related to the Japan - U.S. CN after the Network RFS Date, these invoices shall also be submitted to the CBP as soon as practicable.

11.6         Unless the Management Committee authorizes changes to the procedure for the rendering of bills associated with the Network Capital Costs or Network O&M Costs, the CBP shall promptly render bills, in accordance with this Paragraph 11 and the billing and payment procedures established by the F&ASC and approved by the Management Committee, to each of the Parties for such Parties’ pro rata shares of these costs.  Such bills shall be rendered by the CBP not more frequently than monthly and shall contain a reasonable amount of detail to substantiate them.  On the basis of such bills, each Party shall pay the CBP, such amounts as may be owed by the end of the calendar month following the calendar month in which the bill was rendered, on the date specified by the CBP.

11.7         All bills rendered to the CBP shall be in the currency of the billing party which shall either be the currency of the United States or the currency of Japan.  The CBP shall render bills to the Parties and be paid in the currency of the original bill.

11.8         In the case of bills containing costs billed on a preliminary billing basis, appropriate adjustments will be made in subsequent bills promptly after the actual costs involved are determined.  As soon as practicable, the CBP shall make such adjustments and render such bills or arrange for such credits as appropriate due to changes in the cost actually incurred.

11.9         As soon as practicable after the Network RFS Date, the amount of each Party’s share of the Network Capital Costs shall be computed by the CBP who shall make appropriate adjustments and render any necessary bills or arrange for any necessary refunds by way of final settlement in order that each Party may bear its proper share of the costs as provided in this Paragraph 11.

11.10       For purposes of this Agreement, financial charges shall be computed at a rate equal to the lowest publicly announced prime rate or commercial lending rate, however described, for 90-day loans in the currencies of the United States and Japan by the following banks on the fifteenth day of the month in which the costs were incurred by the billing Party.  If such a day is not a business day, the rate prevailing on the next business day shall be used.  The application of financial charges relating to Network Capital Costs or Network O&M Costs shall be limited to a total of one hundred and twenty (120) days unless otherwise approved by the Management Committee.

(a)           Bills rendered by Terminal Parties in US Dollars

Citibank, N.A., New York City; and
Chase Manhattan Bank N.A., New York City.

(b)           Bills rendered by Terminal Parties in Japanese Yen

The Industrial Bank of Japan, Limited, Tokyo;
The Dai-Ichi Kangyo Bank Limited, Tokyo; and
The Bank of Tokyo-Mitsubishi, Limited, Tokyo.

In the event that applicable law does not allow the imposition of financial charges at the rate established in accordance with this Paragraph 11, financial charges shall be at the highest rate permitted by applicable law, which in no event shall be higher than the rate computed in accordance with this Paragraph 11.

11.11       Bills not paid to the CBP when due shall accrue extended payment charges from the day following the day on which payment was due until paid.  For purposes of this Agreement, extended payment charges shall be three hundred percent (300%) of the lowest publicly announced prime rate or commercial lending rate, however described, for 90-day loans in the currency of the United States, by the banks referenced in Subparagraph 11.10(a) on the day following the date payment of the bill was due.  In the event that applicable law does not allow the imposition of extended payment charges at the rate established in accordance with this Subparagraph 11.11, extended payment charges shall be at the highest rate permitted by applicable law, which in no event shall be higher than the rate computed in accordance with this Subparagraph 11.11.  For purposes of this Agreement, “paid” shall mean that the funds are immediately available for use by the recipient.

11.12       Credits for refunds of financial charges and bills for extended payment charges shall not be rendered if the amount of charges involved is less than the equivalent of one hundred (100) US dollars or ten thousand (10,000) Japanese Yen in the currency of the credits or bills.

11.13       A bill shall be deemed to have been accepted by the Party to whom it is rendered if that Party does not present a written objection on or before the date when payment is due.  If such objection is made, the Parties concerned shall make every reasonable effort to settle promptly the dispute concerning the bill in question.  If the objection is sustained and the billed Party has paid the disputed bill, the agreed upon overpayment shall be promptly refunded to the objecting Party by the billing Party together with any financial charges calculated thereon at a rate determined in accordance with Subparagraph 11.10 of this Agreement from the date of payment of the bill to the date on which the refund is transmitted to the objecting Party.  If the objection is not sustained and the billed Party has not paid the disputed bill, said Party will pay such bill promptly together with any extended payment charges calculated thereon at a rate determined in accordance with Subparagraph 11.11 of this Agreement from the day following the day on which payment was due until paid.  Nothing in this Subparagraph 11.13 shall relieve a Party from paying those parts of a bill that are not in dispute.

12.          ACQUISITION AND USE OF CAPACITY

12.1         Parties shall obtain Allocated Capacity in the form of a MIU on an ownership basis as shown in Schedule C, in return for their financial investment as identified in Schedule B of this Agreement.

12.2         Procedures for Parties activation of their Allocated Capacity will be developed by the AR&RSC and Network Administrator for Management Committee approval.

12.3         A Party may allow the use of its Allocated Capacity by its Affiliate or Subsidiary at any time.

12.4         A Party may sell its Allocated Capacity to its Affiliate or Subsidiary at any time.

12.5         A Party may sell capacity in fascicles smaller than a MIU in the Network at any time on such basis other than by transfer of ownership.  The Network shall not be responsible for aggregating such capacity to the MIU level.

12.6         A Party may transfer ownership of Allocated Capacity only in multiples of MIUs to any other Party at any time, unless otherwise agreed by the Management Committee.

12.7         The Unsold Capacity in the Network shall be owned by the Parties in common and undivided shares in accordance with Schedule C.

12.8         IRU Capacity will be sold at the MIU level, or higher.  Such IRU Capacity will be sold from the Unsold Capacity until the Network is fully funded, as determined by the Management Committee, to provide the Interim Equipped Capacity.  Proceeds from the sale of such IRU Capacity shall be applied to such funding of the Network.

12.9         A Party or IRU purchaser may use its MIU with another Party, or IRU purchaser to form matched half MIUs which must be activated or terminated in pairs.  The AR&RSC and Network Administrator shall not be responsible for tracking or aggregating such half MIUs.

12.10       When the Network is fully funded, as determined by the Management Committee, the Unsold Capacity shall be distributed on a pro rata basis, in MIUs, in accordance with Schedule C.

12.11       Once the Network is fully funded, as determined by the Management Committee to provide the Interim Equipped Capacity, any Party may sell its Allocated Capacity on such basis other than by transfer of ownership (defined on terms and conditions as those parties may agree).

12.12       The Network Administrator shall be authorized to execute IRU agreements for one or more whole MIUs with Network IRU Capacity purchasers on behalf of the Parties to this Agreement.  No provisions of the IRU agreement shall override the provisions of this Agreement.  Terms and Conditions of the IRU agreement shall be determined by the Management Committee.

12.13       Schedules B, C, D and E shall be modified by the Network Administrator, as appropriate to reflect any revised ownership of capacity or sales of IRU Capacity pursuant to this Paragraph 12.

12.14       The Management Committee may authorize use of the Unsold Capacity for restoration of telecommunications services.  The terms and conditions of such use shall be determined by the Management Committee based, in part, on terms to be agreed to by the relevant Terminal Parties of the Network, in recognition of the technical and operational impact on the cable station operations.  Parties will receive revenues in accordance with Schedule C.

12.15       The communications capability of any capacity may be optimized by the Parties to whom such capacity is allocated by the use of equipment which will more efficiently use such capacity provided that the use of such equipment does not cause an interruption of, or interference, impairment, or degradation to, the use of any other capacity in the Network or prevent the use of similar equipment by other Parties.  A Party to whom capacity is allocated shall permit the use of such equipment by a telecommunications entity to which such Party has made available the use of any such capacity, provided that such entity agrees that its use of the equipment will satisfy the conditions set forth in this Subparagraph 12.15.

13.          EXPANSION OF EQUIPPED CAPACITY

13.1         The Management Committee will decide, as it deems necessary, the periodicity and the incremental stages in order to expand the Network from the Initial Equipped Capacity to the Interim Equipped Capacity.  The Network shall be expanded to provide the Interim Equipped Capacity by 30th June 2001, or such other date as may be agreed by the Management Committee.

13.2         The expansion of the Network from the Initial Equipped Capacity to the Interim Equipped Capacity or any of the incremental stages in Subparagraph 13.1 shall be at no additional costs to the Parties beyond the Network Capital Costs and Network O&M Costs.

13.3         Schedules B, C and E shall be appropriately modified to reflect the revisions associated with such increase of Equipped Capacity.

14.          UPGRADE OF EQUIPPED CAPACITY

14.1         Any upgrade of the Network to provide more than the Interim Equipped Capacity shall be approved only with the affirmative vote of members of the Management Committee representing at least two-thirds (66.67%) of the total voting interests as specified in Schedule C.

14.2         Any costs, financial adjustments and allocation of capacity associated with such upgrade shall be based on terms and conditions to be determined by the Management Committee but no Party shall be forced to participate in such an upgrade, in the event that incremental funding is required to execute such an upgrade.

14.3         Schedules B, C and E shall be appropriately modified to reflect the revisions associated with such increase of Equipped Capacity.

15.          DUTIES AND RIGHTS AS TO OPERATION AND MAINTENANCE OF SEGMENTS

15.1         Each Terminal Party shall be solely responsible for the operation and maintenance of their respective Subsegment of Segment T as identified in Paragraph 3 and that portion of Segment S between the Network Interface at the cable station and their respective Cable Landing Point.  Such Terminal Party shall use all reasonable efforts to maintain or cause to be maintained economically their respective Subsegment of Segment T and such portion of Segment S, in efficient working order.

15.2         The Terminal Parties (for the purposes of this Paragraph 15, collectively called the “Maintenance Authorities” and each individually called a “Maintenance Authority”), shall perform their joint responsibilities specified in Subparagraph 15.3 in a manner consistent with applicable international cable maintenance agreements with an objective of achieving effective and timely repairs when necessary.

15.3         The Maintenance Authorities shall be jointly responsible for the operation and maintenance of Subsegments S1, S2, S3, S4, S5, S6, S7, S8 and S9 and Subsegments T1, T2, T3, T4, T5 and T6 referred to in Subparagraph 15.1.  Such joint responsibility shall be apportioned amongst those Parties as they may mutually agree.

15.4         Prior to the RFS Date the Maintenance Authorities shall submit for review by the O&MSC and approval by the Management Committee appropriate practices and procedures for the continued operation and maintenance of the Wet Segment.  The Maintenance Authorities shall each provide information to the O&MSC regarding the practices and procedures for the continued operation and maintenance of their respective Subsegments.  The Maintenance Authorities shall also furnish such budgetary estimates of the cost of such operation and maintenance of the Network as the Management Committee may reasonably request.  Following the RFS Date, the Maintenance Authorities shall provide the O&MSC and the Management Committee with such reports as it may reasonably require on the operation of the Network including any proposals for planned repair or improvement work, together with appropriately revised budgetary estimates relating to the operation and maintenance of the Network.  The O&MSC may review and amend the practices and procedures for the operation and maintenance of the Wet Segment, subject to the approval of the Management Committee.  The Management Committee may revise the allocation of responsibility for the operation and maintenance of the Wet Segment.

15.5         The Maintenance Authorities shall have the right to deactivate the Wet Segment or any part thereof, in order to perform their duties.  Prior to such deactivation, reasonable notice shall be given to, and coordination shall be made with, the other Parties hereto.  To the extent possible, sixty (60) days prior to initiating action, the Maintenance Authority involved shall advise the other Parties hereto in writing of the timing, scope, and costs of significant planned maintenance operations, of significant changes to existing operations and maintenance methods and of contractual arrangements for cable ships that will have a significant impact on operation or maintenance costs.  Should one or more Parties representing at least two-thirds (66.67%) of the total voting interests in accordance with Schedule C, wish to review such an operation or change prior to its occurrence, such Party or Parties shall notify the appropriate Maintenance Authority and a O&MSC Co-Chairman in writing within thirty (30) days of such advice.  Upon such notification, the O&MSC shall initiate action to convene an ad hoc meeting for such review.

15.6         Each Maintenance Authority shall be authorized to pursue claims in its own name, on behalf of the Parties, in the event of any damage or loss to the Network and may file appropriate lawsuits or other proceedings on behalf of the Parties.  Subject to obtaining the prior concurrence of the Management Committee, a Maintenance Authority may settle or compromise any such claims and execute releases and settlement agreements on behalf of the Parties as necessary to effect a settlement or compromise.

15.7         Each Party that has designed or procured equipment used in the Network shall give necessary information relating to the operation and maintenance of such equipment to the Maintenance Authority responsible for operating and maintaining such equipment, as reflected in this Paragraph 15.  Each Maintenance Authority shall have prompt access necessary for the performance of its duties to all system maintenance information appropriate to those parts of the Network not covered by its authority.

15.8         No Party hereto shall be liable to any other Party for any loss or damage sustained by reason of any failure in or breakdown of, the facilities constituting the Network or any interruption of service, regardless of the duration or cause of such failure, breakdown or interruption.  If the Maintenance Authority responsible, as specified in this Paragraph 15, fails to restore those facilities to efficient working order and operation within a reasonable time after having been called upon to do so by any other Party to whom capacity is assigned by this Agreement, the Management Committee may, to the extent that it is practical to do so, place, or cause to be placed, such facilities in efficient working order and operation and charge the Parties their proportionate shares of the costs reasonably incurred in doing so.

15.9         Each Party to this Agreement, at its own expense, shall have the right to inspect from time to time the operation and maintenance of any portion of the Network and to obtain copies of the maintenance records.  For this purpose, the Maintenance Authority shall retain significant records, for a period of not less than five (5) years from the date of the record.  If these records are destroyed at the end of this period, a summary of important items should be retained for the life of the Network.

15.10       The Maintenance Authorities shall be entitled to establish the necessary agreements in respect of the crossings by the Wet Segment of other undersea plant, including but not limited to pipelines, and may sign these agreements on behalf of the Parties after approval by the Management Committee and shall provide the Parties with appropriate copies of these agreements on request.

16.          KEEPING AND INSPECTION OF BOOKS FOR SEGMENTS S AND T

16.1         For those portions of Subsegments S1, S2, S3, S4, S5, S6, S7, S8 and S9 specified in the Supply Contract as cost incurred items, the Procurement Group shall ensure that the Supply Contract requires the supplier(s) to keep and maintain such books, records, vouchers and accounts of all such costs with respect to the engineering, provision and installation of those items for a period of five (5) years from the dates of Provisional Acceptance as specified in the Supply Contract.

16.2         For those portions of Subsegments S1, S2, S3, S4, S5, S6, S7, S8 and S9 specified in the Supply Contract as cost incurred items, the Procurement Group shall ensure that the supply Contracts require the suppliers(s) to keep and maintain records with respect to their billing of those items for a period of five (5) years from the dates of Provisional Acceptance as specified in the Supply Contract.

16.3         The Procurement Group shall ensure that the Supply Contract requires the supplier(s) to obtain from their contractors, subcontractors, and suppliers, such supporting records, for other than the cost of cost incurred items, as may be reasonably required by this Paragraph 16 and to maintain such records for a period of five (5) years from the dates of Provisional Acceptance as specified in the Supply Contract.

16.4         The Procurement Group shall ensure that the Supply Contract shall afford the Parties to this Agreement the right to review the books, records, vouchers, and accounts required to be kept, maintained, and obtained pursuant to this Paragraphs 16.  Such right shall only be exercisable by the F&ASC in accordance with the F&ASC audit procedures.

16.5         With respect to additions to Subsegments S1, S2, S3, S4, S5, S6, S7, S8 and S9 comparable records to those specified in this Paragraphs 16, shall be maintained by the Party providing such addition for a period of five (5) years from the installation date of such addition.

16.6         The Co-Chairmen of the Procurement Group shall each keep and maintain such books, records, vouchers, and accounts of all costs, as defined in Paragraph 9, that they incur directly in the engineering, provision, and installation of Subsegments S1, S2, S3, S4, S5, S6, S7, S8 and S9 which are not included in the Supply Contract, for a period of five (5) years from the date the work is completed.

16.7         With respect to the operation and maintenance costs of Subsegments S1, S2, S3, S4, S5, S6, S7, S8 and S9 the Maintenance Authorities shall each keep and maintain such books, records, vouchers, and accounts of costs, as are relevant, for a period of five (5) years from the date on which the corresponding bills are rendered to the Parties to this Agreement.

16.8         Parties to this Agreement shall be afforded the reasonable right to review books, records, vouchers, and accounts of costs maintained pursuant to Subparagraphs 16.6 and 16.7 of this Agreement.  Such right shall only be exercisable through the F&ASC in accordance with F&ASC audit procedures.

16.9         With respect to capital costs and operation and maintenance costs of Subsegments T1, T2, T3, T4, T5 and T6, such books, records, vouchers and accounts of costs, as are relevant, shall be kept and maintained by the Terminal Parties for a period of five (5) years from the date on which the corresponding bills are rendered to the CBP.  The Terminal Parties shall afford the Parties to this Agreement the right to review said books, records, vouchers, and accounts of costs.  Such right shall only be exercisable through the F&ASC in accordance with F&ASC audit procedures.

17.          USE OF SEGMENT T

17.1         The Terminal Parties hereby grant to the Parties accessing the Japan - U.S. CN at their respective cable station, an IRU interest in the relevant Subsegment of Segment T (hereinafter referred to as “Cable Station IRU Interest”) including any additions thereto, for the purpose of landing and terminating the Japan - U.S. CN, and carrying on the related activities at the respective terminal locations in accordance with this Agreement.

17.2         In the event that an agreement for another cable system utilizing any cable station of the Network is terminated prior to the termination of this Agreement, the owner of the respective Subsegment of Segment T, with the agreement of the Parties hereto, shall take all necessary measures to ensure that the cable station in question will be available for the Network for the duration of this Agreement on fair and equitable terms.  If the cable station in question is not available for the landing and terminating of the Network for any reason, the owner of the cable station shall provide reasonable advance notice to all Parties and such owner, in agreement with the Parties hereto, shall take all necessary measures to ensure that another appropriate cable station will be available for the Network for the duration of this Agreement on terms and conditions similar to those contained in this Agreement.  Applicable costs to the Parties will be determined by the Management Committee.

17.3         For each Cable Station IRU Interest, the Parties hereto shall not be required to pay any additional charges over and above the Network Capital Costs and Network O&M Costs.

17.4         Notwithstanding Subparagraph 17.1 of this Agreement, a Party thereby granted a Cable Station IRU Interest in any Subsegment of Segment T may, prior to the commencement of that Cable Station RU Interest, elect to renounce its Cable Station IRU Interest entitlement and to instead have use of Subsegments T1, T2, T3, T4, T5 and T6 for the duration of this Agreement on such terms and conditions as are agreed upon between that Party and the owners of these Subsegments respectively, and in such event the provisions of Subparagraph 17.1 shall apply in relation to such use except insofar as they may be modified by such agreements.  This Subparagraph 17.4 shall not operate to confer on a Party any financial or other benefit of substance to which the Party would not otherwise be entitled under this Agreement.

17.5         In the event of a sale or other disposition of Subsegments T1, T2, T3, T4, T5 and T6, or part thereof prior to the termination of this Agreement, the owner shall share with the other Parties hereto any net proceeds, or costs, of such sale or disposition received, or expended, by the owner, to the extent allocable to the Network, in the proportions set forth in           Schedule B.

18.          COMMERCIAL INTEGRATION WITH ANOTHER CABLE SYSTEM

18.1         If at a future time it is desirable to integrate the Japan - U.S. CN with another cable system or an extension of the Japan - U.S. CN (hereinafter called the “Integrating System”), the terms and conditions of such integration shall be decided by the Management Committee requiring agreement of at least eighty percent (80%) of the voting interests specified in Schedule C.  Furthermore, for issues that specifically affect the Terminal Parties in a particular Country, agreement is required of two of the three Terminal Parties of that Country.

18.2         A party not already a Party to this Agreement, can be admitted as an additional Party to this Agreement provided they are already a party of the Integrating System.  The rights and obligations of the additional Parties shall be determined by the Management Committee at the time of integration.

18.3         The conditions of this Paragraph 18 shall only be applicable if the Management Committee approves integration of the Japan - U.S. CN with the Integrating System.

19.          CURRENCY AND PLACE OF PAYMENT

19.1         Bills rendered under this Agreement shall be rendered in the currency of the billing Party, or the currency in which the cost was incurred provided that such currency is a currency of the Terminal Party or as specified in the Supply Contract.  Bills shall be payable in the currency in which the bill is rendered or as designated by the Management Committee to the designated office or account of the payee.

20.          DURATION OF AGREEMENT AND REALIZATION OF ASSETS

20.1         This Agreement shall become effective on the day and year first above written and shall continue for an initial period of twenty-five (25) years, and thereafter until the Network is decommissioned and disposed of in accordance with such regulations as may be in force at the time of decommissioning.  However, any Party may terminate its participation in this Agreement at the end of the initial period or any time thereafter, by giving at least one year’s prior notice, in writing, to the other Parties.

20.2         During the initial period of twenty-five (25) years, decommissioning can be implemented by agreement of a number of Parties representing at least eighty percent (80%) of the voting interests specified in Schedule C.  Furthermore, for issues that specifically affect the Terminal Parties in a particular Country, agreement is required of two of the three Terminal Parties of that Country.

20.3         After the initial period of twenty-five (25) years, decommissioning can be implemented by agreement of a number of Parties representing at least two-thirds (66.67%) of the voting interests specified in Schedule C.

20.4         If a Terminal Party terminates its participation in this Agreement pursuant to Subparagraph 20.1 of this Agreement after the initial period of twenty-five (25) years, the remaining Parties and the said Terminal Party will negotiate a reasonable agreement in order to ensure the continuous operation of the said Terminal Party’s cable station after the initial period.

20.5         Upon the effective date of termination of participation of a Party, Schedules A, B, C and E of this Agreement shall be appropriately modified.  The remaining Parties to this Agreement shall assume the obligations, capital, operation and maintenance interests of the Party terminating its participation in proportion to their interests assigned immediately preceding such effective date of termination, except for the continuing rights and obligations of the terminating Party as specified in Subparagraph 20.7 of this Agreement.

No credit for capital costs will be made to a Party that terminates its participation in accordance with Subparagraph 20.1.

20.6         Upon decommissioning of the Network, the Parties shall use all reasonable efforts to liquidate Subsegments S1, S2, S3, S4, S5, S6, S7, S8 and S9 of the Network, within one (1) year, by sale or other disposition between the Parties or any of them or by sale to other entities or persons; but no sale or disposition shall be effected except by agreement between or among the Parties to this Agreement at the time of decommissioning.  In the event agreement cannot be reached, the decision will be carried on the basis of a simple majority vote of the total voting interests as specified in Schedule C.  The net proceeds, or costs of decommissioning, removal, every sale or other disposition shall be divided between or among the Parties to this Agreement who have or were deemed to have interests in the subject thereof, in the proportions in which such Parties, interests are specified in Schedule C immediately preceding the time any Party terminates its participation in this Agreement.  The Parties shall execute such documents and take such action as may be necessary to effectuate any sale or other disposition made pursuant to this Paragraph 20.

20.7         Unless the Management Committee shall otherwise determine, a Party’s termination of its participation in this Agreement or the termination of this Agreement, pursuant to Subparagraph 20.1, shall not relieve that Party or the Parties hereto from any liabilities arising from events occurring before a Party’s termination on account of claims made by third parties in respect of such facilities or any part thereof and damages or compensation payable on account of such claims, or obligations which may arise in relation to the Network due to any law, order or regulation made by any government or supranational legal authority pursuant to any international convention, treaty or agreement.  Any such liabilities or costs incurred or benefits accruing in satisfying such obligations shall be divided among the Parties hereto in the proportions in which such Parties interests are specified in Schedule C, immediately preceding the time a Party terminates its participation in this Agreement, or this Agreement is terminated pursuant to Subparagraph 20.1, whichever occurs first.

21.          OBTAINING OF LICENSES

21.1         The performance of this Agreement by the Parties is contingent upon the obtaining and continuance of such governmental approvals, consents, authorizations, licenses and permits as may be required or be deemed necessary by the Parties and as may be satisfactory to them, and the Parties shall use all reasonable efforts to obtain and to have continued in effect such approvals, consents, authorizations, licenses and permits.

21.2         The Japanese Parties shall handle matters relating to the obtaining and continuance of governmental approvals, consents, authorizations, licenses and permits for the landing, construction and operation of the Network in Japan.  The United States Parties shall handle matters relating to the obtaining and continuance of governmental approvals, consents, authorizations, licenses and permits for the landing, construction and operation of the Network in the United States.

22.          PRIVILEGES FOR DOCUMENTS OR COMMUNICATIONS

22.1         Each Party, hereto specifically reserves, and is granted by each of the other Parties, in any action, arbitration or other proceeding between or among, the right of privilege, in accordance with the law of the State of New York with respect to any documents or communications which are material and pertinent to the subject matter of the action, arbitration or proceeding.

23.          RELATIONSHIP OF PARTIES

23.1         The relationship among the Parties shall not be that of partners, and nothing herein contained shall be deemed to constitute a partnership among them.  The common enterprise between and among the Parties shall be limited to the express provisions of this Agreement.

23.2         Each Party agrees to indemnify each of the other Parties in respect of all costs, expenses, damages and demands, arising out of or in connection with any claim against, or liability of, the latter as an owner of Japan - U.S. CN where such claim is made by, or the liability is to, any third party not being a Party hereto and arises out of or in connection with Japan - U.S. CN provided that no indemnifying Party shall be obligated to contribute more than its share of liability as per Schedule C.  Subject to there being no conflict of interest, each Party so indemnifying shall have the right, at its sole cost and expense, to observe but not directly participate in any discussion, meetings or conferences held prior to or during any settlement or legal proceedings resulting from any such claim or liability.

23.3         Under no circumstances shall any Party be liable to any other Party in contract, tort, (including negligence or breach of statutory duty) or otherwise for loss (whether direct or indirect) of profits, property, traffic, business or anticipated savings, or for any indirect or consequential loss or damage in connection with the operation of this Agreement howsoever caused.  Such causes shall include (but not be limited to):

(i)            any delay in the provision of the Network;

(ii)           any damage to, breakdown in or failure of the Network; and

(iii)          any interruption of service,

whatever may be the reason or duration for such loss, damage or delay and for however long it shall continue.

24.          ASSIGNMENT OF RIGHTS AND DEFAULT

24.1         Subject to the provisions of Subparagraphs 24.2, 24.3 and Paragraph 12 of this Agreement, during the continuance of this Agreement no Party shall, without the prior consent of the Management Committee, sell, assign, transfer, or dispose of its rights or obligations under this Agreement or of any interest in the Network except to a successor or Subsidiary of such Party or a corporation controlling, or under the same effective control as, such Party, in which case advance written notice of sixty (60) days shall be given by the Party making said sale, assignment, transfer, or disposition.

24.2         A Party may assign the whole of its rights under this Agreement to a successor by law, Subsidiary or Affiliate of such Party, or a corporation or an entity jointly controlling or under the same common control as such Party, provided that the assigning Party shall remain jointly and severally liable for the performance of this Agreement for the duration of the Agreement.

24.3         If any Party fails to make any payment required by this Agreement on the date when it is due and such default continues for a period of at least two (2) months after the payment due date, the CBP may notify the billed Party in writing of its intent to notify the Management Committee of the status of the matter and to request the reclamation of capacity, as provided for in this Paragraph 24, if full payment is not received within two (2) months after receipt of such notification to the billed Party.  If full payment is not received within such specified period, the CBP may notify the Management Committee of the status of the matter and request that the Management Committee reclaim the capacity in the Network assigned to the billed Party.

24.4         The Management Committee shall consider any extenuating circumstances not within the specific control of the billed Party in determining whether or not to reclaim the capacity assigned to such billed Party.  If the Management Committee nevertheless reclaims any capacity in the Network assigned to such defaulting Party, the defaulting Party shall not be entitled to any payment or credit for capital costs for the reclaimed capacity.  The Management Committee shall determine arrangements for disposition of any reclaimed capacity.  Such of the remaining Parties hereto as shall agree to take the reclaimed capacity of a defaulting Party which is to be reallocated shall make appropriate payments to the Management Committee which shall then distribute the payments to those Parties to this Agreement entitled to the proceeds.  All rights of a defaulting Party under this Agreement shall terminate as of the time all its capacity in the Network is reclaimed by the Management Committee; and concurrent with such reclamation of capacity, the defaulting Party will no longer be deemed to be a Party to this Agreement.  This Agreement shall be appropriately amended to reflect the default of a Party and the reassignment of the interest herein of such defaulting Party.

24.5         Notwithstanding Subparagraph 24.4, reclamation of a Terminal Party’s capacity will not release the Terminal Party from providing, operating and maintaining its respective cable station until a reasonable agreement is negotiated in order to ensure the continuous operation of the said Terminal Party’s cable station after reclamation of its capacity.

25.          WAIVER

25.1         The failure of any Party, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall not thereafter be construed as a waiver of any breach or default, or as a waiver of any such provision, right, or privilege hereunder.

26.          COMPLIANCE WITH LAW

26.1         In the performance of their obligations hereunder, the Parties agree to comply with all applicable laws of all Countries having jurisdiction over the activities performed under or stipulated by this Agreement.

27.          GOVERNING LAW

27.1         This Agreement shall be governed by the law of the State of New York.

28.          RATIFICATION OF PRIOR DECISIONS AND ACTIONS

28.1         Each Party to this Agreement does hereby unconditionally ratify and accept as binding on it, its successors, permitted assigns or trustees all decisions and actions theretofore taken directly or indirectly by any other Party or Parties or any committee or Subcommittee or group pursuant to and in accordance with this Agreement.

29.          RESOLUTION OF DISPUTES

29.1         If a dispute should arise under this Agreement between or among the Parties they shall make every reasonable effort to resolve such dispute.  However, in the event that they are unable to resolve such dispute, the matter shall be referred to the Management Committee which shall thereafter attempt to mediate the dispute.  In the event the dispute is not resolved via such mediation, any Party may refer the dispute to arbitration, in accordance with the United Nations Commission on International Trade Law (UNCITRAL) Arbitration Rules as at present in effect with the following conditions:

(a)           The administering authority shall be the American Arbitration Association;

(b)           The place of arbitration shall be agreed by the Parties in dispute, however if they are unable to agree the place of arbitration shall be New York City, New York, USA; and

(c)           The language to be used in the arbitration proceedings shall be English.

29.2         The tribunal shall consist of three arbitrators, who shall be selected by agreement of the Parties in dispute.  Should the relevant Parties be unable after a period of thirty (30) days to agree as to one or more of the arbitrators, the American Arbitration Association shall appoint any outstanding arbitrators.

29.3         The award rendered by arbitration shall be final and binding upon the Parties in dispute.

29.4         All costs related to arbitration under this Paragraph 29 shall be borne by the Parties in dispute unless otherwise determined by the Management Committee.

30.          SUPPLEMENTS AND AMENDMENTS TO THIS AGREEMENT

30.1         This Agreement shall not be amended, supplemented, or modified except by written agreement of a number of Parties representing at least eighty percent (80%) of the voting interests specified in Schedule C.  Furthermore, for issues that specifically affect the Terminal Parties in a particular Country, agreement is required of two of the three Terminal Parties of that Country.

31.          EXECUTION OF AGREEMENT

31.1         This Agreement and any Supplements and Amendments hereto shall be executed in six (6) identical counterparts in the English language.  Each such counterpart shall, together,

when so executed be considered as an original.  Such counterparts shall together, as well as separately, constitute one and the same instrument.

31.2         The Network Administrator shall be the custodian of one original of each of the documents referenced in Subparagraph 31.1 and will provide the other Parties with certified copies.

32.          SUCCESSORS BOUND

32.1         This Agreement shall be binding on the Parties, their successors and permitted assigns.

33.          CONFIDENTIALITY

33.1         All data and information that is acquired or received by any Party in connection with the Network in anticipation of or under this Agreement shall be held confidential and shall not be divulged in any way to any third party, without the prior approval of the Management Committee.

33.2         Notwithstanding Subparagraph 33.1, any Party may, without such approval, disclose such data and information to:

(i)            the extent required by any applicable laws, or the requirements of any recognized stock exchange in compliance with its rules and regulations or in the case of a Party wholly owned by a sovereign government, by the rules of governance of the Party; or

(ii)           any government agency lawfully requesting such information; or

(iii)          any Court of competent jurisdiction acting in pursuance of its powers

33.3         Any Party may disclose such data and information to such persons as may be necessary in connection with the conduct of the operations of the Network upon obtaining a similar undertaking of confidentiality from such persons to whom such information may be disclosed.

33.4         Each Party shall remain bound by the provisions of this Paragraph 33 during the period of this Agreement and for the period of five (5) years following termination of this Agreement.

34.          SETTLEMENT OF CLAIMS BY PARTIES

34.1         If any Party is obliged by a final judgment of a competent tribunal or under a settlement approved by the Management Committee, to discharge any claim, including all costs and expenses associated therewith, resulting from the implementation of this Agreement, the Party which has discharged the claim shall be entitled to receive from the other Parties reimbursement in the proportions as set out in Schedule B.

34.2         If any claim is brought against a Party it shall, as a condition of reimbursement under Subparagraph 34.1, give written notice thereof to the Management Committee as soon as practicable and shall not admit liability nor settle, adjust or compromise the claim without the approval of the Management Committee.

34.3         Before any Party brings a claim against any person in respect of loss or damage to any part of the Network, it shall first consult with the Management Committee and shall not settle, adjust, or compromise such a claim without the approval of the Management Committee.

34.4         Upon termination of this Agreement pursuant to Paragraph 20, the Parties shall not be relieved from any liabilities, costs, damages or obligations which may arise in connection with claims made by persons with respect to the Network, or any part thereof, or which may arise in relation to the Network due to any law, order or regulation made by any government or international convention, treaty or agreement.  Any such liabilities, costs, damages or obligations shall be divided among the Parties in the proportions as set out in Schedule B.

34.5         In the event that no agreement can be reached, any dispute among the Parties shall be settled in accordance with Paragraph 29.

35.          FORCE MAJEURE

35.1         If any Party cannot fulfill its obligations in this Agreement due to an event beyond its reasonable control, including, but not limited to lightning, flood, exceptionally severe weather, fire or explosion, civil disorder, war or military operations, national or local emergency, anything done by government or other competent authority, it shall not be liable to the other Parties for such delay in performance or failure to perform and shall give notice to the other Parties as soon as reasonably practical after the event has occurred.

36.          SEVERABILITY

If any of the provisions of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not invalidate or render unenforceable the entire Agreement, but rather the entire Agreement shall be construed as if not containing the particular invalid or unenforceable provision or provisions, and the rights and obligations of the Parties shall be construed and enforced accordingly.

37.          ENTIRE AGREEMENT

37.1         This Agreement supersedes all prior or written understandings between or among the Parties and constitutes the entire agreement among the Parties with respect to the subject matter of this Agreement.

37.2         This Agreement supersedes the MOU.  Any liabilities which any Party has incurred arising out of or by virtue of the MOU shall be dealt with in accordance with the provisions of this Agreement.

TESTIMONIUM

IN WITNESS WHEREOF, the Parties hereto have severally subscribed these presents or caused them to be subscribed in their names and on their behalf by their respective officers thereunto duly authorized.

For and on behalf of AT&T CORP.

By:	/s/

For and on behalf of
BRITISH TELECOMMUNICATIONS PLC

By:	/s/

For and on behalf of CABLE AND WIRELESS GLOBAL NETWORK ORGANISATION LIMITED

By:	/s/

For and on behalf of CHUNGHWA TELECOM CO., LTD.

By:	/s/

For and on behalf of COM TECH INTERNATIONAL CORPORATION.

By:	/s/

For and on behalf of DDI CORPORATION

By:	/s/

For and on behalf of FRONTIER COMMUNICATIONS SERVICES INC

By:	/s/

For and on behalf of GLOBAL ONE COMMUNICATIONS, PTY., LIMITED

By:	/s/

For and on behalf of GTE HAWAIIAN TEL INTERNATIONAL INCORPORATED

By:	/s/

For and on behalf of GTE INTELLIGENT NETWORK SERVICES INCORPORATED

By:	/s/

For and on behalf of INTERNATIONAL D1GITAL COMMUNICATIONS INC.

By:	/s/

For and on behalf of INTERNATIONAL EXCHANGE NETWORKS LTD.

By:	/s/

For and on behalf of JAPAN TELECOM CO., LTD.

By:	/s/

For and on behalf of KOKUSAI DENSHIN DENWA CO., LTD.

By:	/s/

For and on behalf of KPN TELECOM B.V.

By:	/s/

For and on behalf of LEVEL 3 INTERNATIONAL INC.

By:	/s/

For and on behalf of MFS CABLECO (BERMUDA) LTD.

By:	/s/

For and on behalf of NTT WORLDWIDE NETWORK CORPORATION

By:	/s/

For and on behalf of PCI COMMUNICATIONS, INC.

By:	/s/

For and on behalf of PACIFIC GATEWAY EXCHANGE (BERMUDA) LIMITED

By:	/s/

For and on behalf of PRIMUS TELECOMMUNICATIONS, INC.

By:	/s/

For and on behalf of PSINET INC.

By:	/s/

For and on behalf of QWEST COMMUNICATIONS CORPORATION

By:	/s/

For and on behalf of RSL COMMUNICATIONS LIMITED

By:	/s/

For and on behalf of SBCI – PACIFIC NETWORKS, INC.

By:	/s/

For and on behalf of SINGAPORE TELECOMMUNICATIONS LIMITED

By:	/s/

For and on behalf of SPRINT COMMUNICATIONS COMPANY, LIMITED PARTNERSHIP

By:	/s/

For and on behalf of TELEGLOBE USA INC.

By:	/s/

For and on behalf of TELEGROUP, INC.

By:	/s/

For and on behalf of TELEKOM MALAYSIA BERHAD

By:	/s/

For and on behalf of TELSTRA CORPORATION LIMITED CAN

By:	/s/

For and on behalf of TRANSOCEANIC COMMUNICATIONS, INCORPORATED

By:	/s/

For and on behalf of VIATEL INC.

By:	/s/

For and on behalf of VIDESH SANCHAR NIGAM LIMITED

By:	/s/